Exhibit 10.27

THIRD AMENDMENT TO CREDIT AGREEMENT
THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of December 24, 2019, by and among GP STRATEGIES CORPORATION, a Delaware corporation (the “Parent”), GENERAL PHYSICS (UK) LTD., a company organized and existing under the law of England and Wales with company number 03424328 (“General Physics UK”), GP STRATEGIES HOLDINGS LIMITED, a company organized and existing under the law of England and Wales with company number 06340333 (“GP Holdings UK”), GP STRATEGIES LIMITED, a company organized and existing under the law of England and Wales with company number 08003789 (“GP Strategies Limited”), GP STRATEGIES TRAINING LIMITED, a company organized and existing under the law of England and Wales with company number 08003851 (“GP Strategies Training UK”), TTI GLOBAL, INC., a Michigan corporation (“TTI Global”; together with the Parent, General Physics UK, GP Holdings UK, GP Strategies Limited and GP Strategies Training UK, each a “Borrower” and collectively, the “Borrowers”), GP CANADA HOLDINGS CORPORATION, a Delaware corporation (the “Guarantor”; together with the Borrowers, each a “Loan Party” and collectively, the “Loan Parties”), the Lenders parties hereto, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”).
BACKGROUND
A.The Borrowers are parties to a Credit Agreement, dated as of November 30, 2018 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), among the Borrowers, the Guarantor, the lenders party thereto (collectively, the “Lenders”) and the Administrative Agent;
B.    The Guarantor is a party to the Continuing Agreement of Guaranty and Suretyship, dated as of November 30, 2018, in favor of the Administrative Agent pursuant to which, inter alia, the Guarantor guaranteed the payment and performance of the Obligations (as defined in the Credit Agreement); and
C.    The Loan Parties have requested that the Lenders (i) amend the definition of Consolidated EBITDA in Section 1.1 of the Credit Agreement to permit the add back of certain written-down accounts receivable, and (ii) amend the Credit Agreement to permit the Loan Parties to sell certain accounts receivable in connection with customer supply chain finance programs, and to permit the Administrative Agent to release its Lien in connection with such permitted accounts receivable sales, and the Lenders have agreed to such requests on and subject to the terms and conditions hereof.
NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

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1.Terms. Capitalized terms used herein (including in the Background section above) and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.
2.    Amendments. Effective as of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:
(a)    Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:
“Account” shall have the meaning assigned to such term in the Uniform Commercial Code as in effect in the State of New York on the Closing Date, as amended from time to time, together with all supporting obligations and ancillary claims, rights and collateral relating thereto.
“Account Debtor” shall mean a Person obligated on an Account of a Domestic Loan Party that is sold in a Permitted Receivables Financing Program.
“Permitted Receivables Financing Program” shall mean sales of Accounts (and the proceeds thereof) of a Domestic Loan Party in connection with a receivables sales or purchase facility between such Domestic Loan Party and a Qualified Receivables Purchaser, provided that (i) such facility shall only relate to the sale of Accounts owed by one or more Account Debtors specifically identified therein, (ii) such sale shall be on a non-recourse basis and the purchaser shall assume the credit risk of such Account Debtor(s), (iii) at least twenty (20) days prior to entering into any such receivables sale or purchase facility (or such shorter period as the Administrative Agent may agree), the Borrowing Agent shall have delivered to the Administrative Agent notice of the material terms of the proposed receivables facility (other than the economic terms if subject to a confidentiality provision), the forms of agreements to be entered into between such Domestic Loan Party and such Qualified Receivables Purchaser (the economic and confidential terms of which may be redacted), and an officer’s certificate certifying that no Potential Default or Event of Default has occurred and is continuing or will be caused by the execution, delivery or performance of such proposed facility, (iv) the aggregate face amount of all Released Accounts shall not exceed $40,000,000 in any fiscal year of the Loan Parties, (v) no assets shall be sold under any such receivables facility other than Accounts (and the proceeds thereof) of the applicable Loan Party owed by the specific Account Debtor(s) identified in the applicable notice delivered pursuant to clause (iii) above and (vi) no Liens

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shall be granted under any such receivables facility other than as permitted under clause (xvi) of the definition of Permitted Liens.
“Qualified Receivables Purchaser” shall mean any bank or other financial institution engaged in the purchase of Accounts in the ordinary course business.
“Released Accounts” shall mean Accounts of Account Debtors of a Domestic Loan Party which have been sold by such Loan Party under a Permitted Receivables Financing Program and which Accounts, pursuant to the terms and conditions of this Agreement and the other Loan Documents, are so released from the Lien of the Collateral Documents.
(b)    Clause (i) of the definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated to read in full as follows:
(i) net income, plus, to the extent deducting in determining such net income, and without duplication, the sum of (a) depreciation, (b) amortization, (c) other non-cash charges to net income (excluding (x) non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges and (y) charges from the writedown or writeoff of or reserves against accounts receivable, inventory or other current or working capital assets except, in the case of this clause (y), as specifically provided in clause (m) below), (d) interest expense, (e) income tax expense, (f) documented reasonable third-party costs, including legal, accounting and financial expenses, incurred in connection with this Agreement or any Permitted Acquisition, (g) (I) documented non-recurring restructuring and severance expenses incurred prior to the Closing Date, and (II) documented expenses associated with the Enterprise Resource Planning system (sometimes referred to as the ERP system) incurred on or prior to December 31, 2018, (h) documented non-recurring restructuring and severance expenses (but excluding any cost savings for severance associated with a Permitted Acquisition) incurred on or after the Closing Date in an aggregate amount not to exceed $2,000,000 from and after the Closing Date, (i) costs savings directly related to the TTI Acquisition in the amounts set forth on Schedule 1.1(C) hereto, (j) costs savings directly related to any Permitted Acquisition (other than the TTI Acquisition), to be realized within twelve (12) months after the date of consummation of such Permitted Acquisition, that are documented by a third party quality of earnings report or set forth on a detailed schedule prepared by the Borrowing Agent and approved by the

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Administrative Agent in its reasonable discretion, provided the aggregate amount added back under this clause (j) in any period shall not exceed ten percent (10%) of Consolidated EBITDA for such period calculated prior to adding back such amounts, (k) to the extent included as a deduction in calculating net income for such period, the amount of any Change in Fair Value of Contingent Consideration, (l) costs, fees, expenses and charges relating to the credit facility or facilities under this Agreement and any amendments, restatements, waivers, supplements or other modifications to any of the Loan Documents from time to time, and (m) solely for periods that include the fiscal quarter ending December 31, 2019, the writedown or writeoff of accounts receivable under the Parent’s Clean Fuels Project contract with Kuwait National Petroleum Company in an aggregate amount for this clause (m) not to exceed $2,200,000.
(c)    The definition of “Consolidated Total Funded Debt” in Section 1.1 of the Credit Agreement is hereby amended to insert the following sentence at the end thereto:
Notwithstanding the foregoing, Consolidated Total Funded Debt shall not include any obligations under any Permitted Receivables Financing Program.
(d)    The definition of “Permitted Liens” in Section 1.1 of the Credit Agreement is hereby amended by deleting the “and” at the end of clause (xv), renumbering clause (xvi) to be clause (xvii), and inserting a new clause (xvi) reading in full as follows:
(xvi) in connection with any Permitted Receivables Financing Program, Liens in favor of a Qualified Receivables Purchaser on Accounts and the proceeds thereof owing by the applicable Account Debtor(s) whose Accounts are being sold as part of such Permitted Receivables Financing Program, together with all proceeds thereof and all rights of the seller of such Accounts to enforce such Accounts, but only to the extent such Accounts are sold to such Qualified Receivables Purchaser; and
(e)    Section 8.2.1 of the Credit Agreement is hereby amended by deleting the “and” at the end of clause (xviii), deleting the period at the end of clause (xix) and inserting “; and” in lieu thereof, and inserting a new clause (xx), reading in full as follows:
(xx) Indebtedness arising under any Permitted Receivables Financing Program (to the extent any such transaction is characterized as Indebtedness).
(f)    Section 8.2.7(xiii) of the Credit Agreement is hereby amended and restated to read in full as follows:

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(xiii) Dispositions of Accounts (x) in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, or (y) in connection with a Permitted Receivables Financing Program;
(g)    Section 8.3.4.7(iii) of the Credit Agreement is hereby amended to insert at the end thereto immediately before the “.” the following:
, including, without limitation, such information relating to any Permitted Receivables Financing Program as may be reasonably requested by the Administrative Agent.
(h)    Section 10.10 of the Credit Agreement is hereby amended by adding the following at the end of such section:
Without limiting the generality of the foregoing, the Lenders hereby authorize the Administrative Agent to (i) release from time to time Accounts (and the proceeds thereof) that are sold under a Permitted Receivables Financing Program for which the Administrative Agent has received the certification from the Borrowing Agent referred to in clause (iii) of the definition of Permitted Receivables Financing Program and (ii) file any amendment to any UCC financing statement filed against any Domestic Loan Party releasing therefrom all of the Accounts (and the proceeds thereof) owed by the applicable Account Debtor whose Accounts are being sold in any such Permitted Receivables Financing Program. The Lenders specifically acknowledge that the Administrative Agent shall have no responsibility for ensuring or monitoring that the maximum face amount of the Released Accounts at any time outstanding does not exceed $40,000,000 and, in connection with such releases, the Administrative Agent shall be relying solely on the certification of the Borrowing Agent referred to in the definition of Permitted Receivables Financing Program and shall have no liability to any Lender or other Person if any such receivables sale or purchase facility fails to comply with the definition of Permitted Receivables Financing Program..
3.    Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof:
(a)    The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct (i) in the case of representations and warranties qualified by materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date hereof (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier

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date are true and correct, in the case of such representations and warranties qualified by materiality, in all respects, and otherwise in all material respects, as of such earlier date);
(b)    This Amendment (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes the legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (including laws or judicial decisions limiting the right to specific performance);
(c)    Neither the execution and delivery of this Amendment by the Loan Parties, nor compliance with the terms and provisions hereof by any of the Loan Parties will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, charter or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents);
(d)    The execution, delivery, and performance by each Loan Party of this Amendment are within each Loan Party’s company powers and have been duly authorized by all necessary company action.
(e)    No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Amendment or the Credit Agreement (as amended hereby), other than those that have been obtained or made.
(f)    No Event of Default or Potential Default exists or is continuing or will exist after giving effect to this Amendment.
4.    Conditions Precedent. This Amendment shall become effective on the date (the “Effective Date”) when each of following conditions precedent is satisfied:
(a)    The Administrative Agent shall have received counterparts of this Amendment executed by the Loan Parties, the Administrative Agent and the Required Lenders; and
(b)    The Administrative Agent shall have received, to the extent invoiced at least one (1) Business Day prior to the date of this Amendment, reimbursement of all reasonable fees and expenses of counsel to the Administrative Agent required to be paid or reimbursed by the Borrowers hereunder.

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5.    Affirmations.
(a)    Each Loan Party hereby: (i) ratifies and affirms all the provisions of the Credit Agreement and the other Loan Documents as modified hereby, (ii) agrees that (except as expressly set forth in this Amendment) the terms and conditions of the Credit Agreement and the other Loan Documents, including the security provisions set forth therein, shall remain unaltered and shall continue in full force and effect as modified hereby and that all of its obligations thereunder shall be valid and enforceable, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (including laws or judicial decisions limiting the right to specific performance), (iii) confirms, acknowledges and agrees that the Collateral Documents (A) extend to secure all indebtedness, obligations and liabilities to be paid, observed, performed and/or discharged thereunder notwithstanding the modifications to the Credit Agreement documented hereunder and (B) continue in full force and effect as a continuing security for all indebtedness, obligations and liabilities the payment, observance, performance and/or discharge of which is thereby expressed to be secured, (iv) affirms and agrees that this Amendment shall not constitute a novation, or complete or partial termination of the Obligations under the Credit Agreement and the other Loan Documents as in effect prior to the Effective Date, and (v) acknowledges and agrees that it has no defense, set-off, counterclaim or challenge against the payment of any sums owing under the Credit Agreement and the other Loan Documents or the enforcement of any of the terms or conditions thereof and agrees to be bound thereby and perform thereunder.
(b)    Without limiting the above, each Loan Party hereby acknowledges and confirms that the Collateral granted under the Credit Agreement and the Collateral Documents continues to secure the Obligations.
6.    Ratification; References; No Waiver. (a) Except as expressly amended by this Amendment, the Credit Agreement and the other Loan Documents shall continue to be, and shall remain, unaltered and in full force and effect in accordance with their terms and, except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall neither operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents nor constitute a waiver of any Potential Default or Event of Default thereunder. On and after the Effective Date, all references in the Credit Agreement to “this Agreement,” “hereof,” “hereto”, “hereunder” or words of like import referring to the Credit Agreement shall mean and be deemed to be references to the Credit Agreement as modified hereby and all references in any of the Loan Documents to the Credit Agreement shall be deemed to be to the Credit Agreement as modified hereby.
(a)    On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.
7.    Release. Recognizing and in consideration of the Lenders' agreements set forth herein, each Loan Party hereby waives and releases the Administrative Agent, the Issuing Lender and the Lenders and each of their respective Affiliates and the officers, attorneys, agents, employees and advisors of such Persons and Affiliates (the “Released Parties”) from any and all losses, claims,

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damages, liabilities and related expenses of any kind or nature whatsoever and howsoever arising that such Loan Party ever had or now has against any of them through and including the Effective Date arising out of or relating to any acts or omissions with respect to this Amendment, the Credit Agreement, the other Loan Documents or the transactions contemplated hereby or thereby; provided, however, that no Released Party (as applicable) is released from its obligations under the Loan Documents as amended hereby.
8.    Miscellaneous.
(a)    Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or e‑mail shall be effective as delivery of a manually executed counterpart of this Amendment.
(b)    Integration. This Amendment constitutes the sole agreement of the parties with respect to the transactions contemplated hereby and shall supersede all oral negotiations and the terms of prior writings with respect thereto.
(c)    Severability. The provisions of this Amendment are intended to be severable. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
(d)    Headings. The headings used herein are included for convenience and shall not affect the interpretation of this Amendment.
(e)    Cost and Expenses. The Borrowers (subject, in the case of the Foreign Borrowers, to Section 2.1.3 of the Credit Agreement) agree to pay all of the Administrative Agent’s reasonable out-of-pocket fees and expenses incurred in connection with this Amendment and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent.
(f)    Governing Law. This Amendment shall be deemed to be a contract governed by the Laws of the State of New York in accordance with Section 5-1401 of the New York General Obligations Law without regard to its conflict of laws principles that would require application of the laws of another jurisdiction.
(g)    Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.
(h)    Incorporation by Reference. The provisions of Sections 1.2 and 11.11 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

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[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Loan Parties, the Administrative Agent and the Required Lenders have caused this Amendment to be executed by their duly authorized officers as of the date first above written.
BORROWERS:

GP STRATEGIES CORPORATION

By:	/s/ Michael R. Dugan
Name:	Michael R. Dugan
Title:	Executive Vice President & CFO

EXECUTED as a deed, and delivered when dated, by GENERAL PHYSICS (UK) LTD. acting by a Director, (name)……Scott Greenberg…………… in the presence of:	) ) ) ) )	(signed)………/s/Scott Greenberg………… Director
Witness Signature Name Occupation Address		/s/ Kenneth Crawford Kenneth Crawford Attorney at law 11000 Broken Land Parkway, Suite 200 Columbia, MD 21044 USA

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES HOLDINGS LIMITED acting by a Director, (name)………Scott Greenberg……....… in the presence of:	) ) ) ) )	(signed)………/s/Scott Greenberg………… Director
Witness Signature Name Occupation Address		/s/ Kenneth Crawford Kenneth Crawford Attorney at law 11000 Broken Land Parkway, Suite 200 Columbia, MD 21044 USA

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES LIMITED acting by a Director, (name)……Scott Greenberg………........ in the presence of:	) ) ) ) )	(signed)………/s/Scott Greenberg………… Director
Witness Signature Name Occupation Address		/s/ Kenneth Crawford Kenneth Crawford Attorney at law 11000 Broken Land Parkway, Suite 200 Columbia, MD 21044 USA

EXECUTED as a deed, and delivered when dated, by GP STRATEGIES TRAINING LIMITED acting by a Director, (name)………Scott Greenberg........…… in the presence of:	) ) ) ) )	(signed)………/s/Scott Greenberg………… Director
Witness Signature Name Occupation Address		/s/ Kenneth Crawford Kenneth Crawford Attorney at law 11000 Broken Land Parkway, Suite 200 Columbia, MD 21044 USA

TTI GLOBAL, INC.

By:	/s/ Scott Greenberg
Name:	Scott Greenberg
Title:	Chief Executive Officer

GUARANTORS:

GP CANADA HOLDINGS CORPORATION

By:	/s/ Scott Greenberg
Name:	Scott Greenberg
Title:	Chief Executive Officer

LENDERS:
PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Timothy M. Naylon
Name:	Timothy M. Naylon
Title:	SVP

WELLS FARGO BANK, N.A.

By:

Name:

Title:

BANK OF MONTREAL

By:	/s/ Simon Watkins
Name:	Simon Watkins
Title:	MD Global Head of FX Trading

BANK OF MONTREAL

By:	/s/ Tom Woolgar
Name:	Tom Woolgar
Title:	Managing Director, Corporate Banking

BANK OF MONTREAL

By:	/s/ Andrew Berryman
Name:	Andrew Berryman
Title:	Vice President

HSBC BANK USA, N.A.

By:	/s/ Randy Chung
Name:	Randy Chung
Title:	Vice President